EXHIBIT 23.3
CONSENT OF INDEPENDENT AUDITORS
We consent to the use of our reports on the combined statement of revenues and certain expenses of North American Properties and statements of revenues and certain expenses of Coral Reef Shopping Center and Shoppes at Quail Roost dated September 28, 2007, in the Registration Statement (Form S-4 No. 333-00000) and related Prospectus of Equity One, Inc. for the registration of 6% Senior Notes due 2017.
/s/ ERNST & YOUNG LLP
Certified Public Accountants
Miami, Florida
October 15, 2007